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                                                                Exhibit 1.3

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, each of the undersigned agrees to the joint filing on behalf of each of them a Statement on Schedule 13D (including any and all amendments thereto) with respect to the common stock, par value $0.001 per share, of Fusion Medical Technologies, Inc. and further agrees that this Joint Filing Agreement shall be included as an Exhibit to such joint filing.

     Each of the undersigned agrees that each party hereto is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate.

     This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

     In evidence thereof each of the undersigned, being duly authorized, hereby executes this Agreement this 8th day of March, 2002.


                                        BAXTER INTERNATIONAL INC.

                                        By:/s/ Jan Stern Reed
                                           --------------------------
                                        Name:  Jan Stern Reed
                                        Title: Corporate Secretary

                                        HB2002 CORPORATION

                                        By:/s/ Jan Stern Reed
                                           --------------------------
                                        Name:  Jan Stern Reed
                                        Title: Secretary